SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2004

MAYOR’S JEWELERS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-9647	59-2290953

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

14051 Northwest 14th Street
Sunrise, Florida 33323
(Address of principal executive offices)

954-846-8000
(Registrant’s telephone number, including area code)

Item 5. Other Events.

     On April 22, 2004, Mayor’s Jewelers, Inc., a Delaware corporation (the “Company”) entered into a Management Consulting Services Agreement (the “Agreement”) with Regaluxe Investment Sarl, a company incorporated under the laws of Luxembourg (“Regaluxe”) to become effective on May 1, 2004. Under the Agreement, Regaluxe is to provide advisory, management and corporate services to the Company for approximately $125,000 for the two-month period ending June 30, 2004, and $125,000 for each fiscal quarter thereafter up to and including the quarter ending March 31, 2005, plus out of pocket expenses. The initial term of the Agreement begins on May 1, 2004 and ends on March 31, 2005. The Agreement may be renewed for additional one year terms by the Company. A copy of the Agreement is attached as Exhibit 10 to this Current Report on Form 8-K.

     Regaluxe is the controlling shareholder of Henry Birks & Sons Holdings Inc. which is the controlling shareholder of Henry Birks & Sons Inc., the Company’s majority shareholder. Two of the Company’s directors, Filippo Recami and Dr. Lorenzo Rossi di Montelera, are affiliated with Regaluxe. Mr. Recami is the Chief Executive Officer and managing director of Regaluxe, and Dr. Rossi is a member of the Board of Directors of Regaluxe. Furthermore, Dr. Rossi shares joint voting control over the shares of Iniziativa S.A., which owns 100% of the outstanding stock of Regaluxe. The Board of Directors of the Company waived all of the provisions of the Company’s Code of Conduct relating to related party transactions when the Board approved the Company entering into the Agreement with Regaluxe.

Item 7. Financial Statements and Exhibits.

     (c) The following exhibits are included herein:

Exhibit 10.1	Management Consulting Services Agreement by and between Mayor’s Jewelers, Inc. and Regaluxe Investment Sarl, dated April 22, 2004.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAYOR’S JEWELERS, INC.
By:	/s/ Marc Weinstein
	Name:	Marc Weinstein
	Title:	Senior Vice President and Chief Administrative Officer

Dated: April 29, 2004

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INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION
10.1	Management Consulting Services Agreement by and between Mayor’s Jewelers, Inc. and Regaluxe Investment Sarl, dated April 22, 2004.

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